UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 28, 2014

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CRYOLIFE, INC.

(Exact name of registrant as specified in its charter)
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Florida	1-13165	59-2417093
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1655 Roberts Boulevard, N.W.,  Kennesaw,  Georgia  30144
(Address of principal executive office) (zip code)

Registrant's telephone number, including area code: (770) 419-3355

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(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5	Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 28, 2014, CryoLife, Inc. (“CryoLife” or the “Company”) and Jeffrey W. Burris, the Company’s Vice President and General Counsel, entered into a Separation and Release Agreement (the “Agreement”) that is expected to become effective eight days after its execution (the “Effective Date”).  The Company had previously disclosed that Mr. Burris was leaving the Company to pursue other opportunities in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 22, 2014, which is incorporated herein by reference.

The Agreement provides for the termination of Mr. Burris’ employment, effective August 18, 2014 (the “Termination Date”).  In accordance with the terms of the Agreement, Mr. Burris will receive the following:

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A total amount of $302,000 distributed in twelve equal monthly installments in accordance with the Company’s normal payroll procedures and payroll dates beginning with the first pay day following the Effective Date;

•	An additional lump sum in the amount of $9,292.32 representing eight days of vacation time that had accrued as of the Termination Date, such amount to be paid 30 days after the Effective Date;
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Payment of Mr. Burris’s 2014 bonus, to the extent earned, in accordance with the terms of the applicable bonus agreement, provided that, (i) the amount of the 2014 bonus will be pro-rated based on the number of days that Mr. Burris was employed by the Company during 2014, (ii) the 2014 bonus will be paid in accordance with Section 6 of the Company’s 2007 Executive Incentive Plan, (iii) the applicable bonus agreement will be deemed to be amended to the extent necessary to comply with the terms of the Agreement; (iv) Mr. Burris will be deemed to have met or exceeded his personal performance goals for 2014; and (v) the Company will not, as to Mr. Burris, (A) alter the bonus formula by changing performance targets, or (B) terminate the bonus agreement, unless the Company takes such actions with respect to all executives under similar agreements;

•

Reimbursement of costs, in an aggregate amount not to exceed $15,000, for up to twelve months of outplacement services through an outplacement provider mutually agreed upon by Mr. Burris and the Company;

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For a period of eighteen consecutive months following his retirement, reimbursement of an amount equal to the difference between the amount Mr. Burris pays for continued coverage under CryoLife’s group medical plan (“COBRA Continuation Coverage”) each such month and the amount paid by a full-time active employee of CryoLife each such month for the same level of coverage provided to Mr. Burris, should Mr. Burris elect COBRA Continuation Coverage.  COBRA Continuation Coverage reimbursements to Mr. Burris will end prior to the conclusion of the eighteen-month period if and when Mr. Burris becomes eligible to participate as an employee in a qualifying plan of another employer; and

•

The benefits that accrue to an employee upon retirement pursuant to the Company’s stock plans, including, without limitation, that his options granted pursuant to applicable option agreements shall remain exercisable, to the extent vested as of the Termination Date, until the earlier of the end of the applicable option term or thirty-six months from the Termination Date, and otherwise in accordance with the applicable option agreement.

In return for the benefits described above, Mr. Burris agreed to release and forever discharge CryoLife and certain related parties, including present and former officers and directors of the Company, from any and all claims and causes of action that Mr. Burris had or may have in the future that are based on acts or facts arising or occurring prior to the Effective Date.  Mr. Burris also agreed that he would (i) protect certain confidential information, proprietary information and trade secrets of CryoLife and, (ii) for a period of 24 months after the Effective Date, (A) not solicit any customers or active prospects of CryoLife, on behalf of a competing business with whom he has had material contact and (B) not, within the State of Georgia, solicit or induce any employees of CryoLife to terminate their employment with CryoLife.  For a twelve month period after the Effective Date, Mr. Burris, upon reasonable request by the Company, agreed to provide the Company with information and assistance up to four hours per week.  The Agreement also contains a mutual non-disparagement provision and provides that the Change of Control Agreement by and between Mr. Burris and CryoLife, dated December 17, 2012, terminated as of the Effective Date and has no further force and effect.

Mr. Burris has the right to revoke the Agreement at any time on or before September 7, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, CryoLife, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOLIFE, INC.

Date: September 2, 2014	By:	/s/ D. Ashley Lee
	Name:	D. Ashley Lee
	Title:	Executive Vice President, Chief
Operating Officer and Chief
Financial Officer